SYBASE AND SANDELL ASSET MANAGEMENT REACH AGREEMENT

   COMPANY TO COMMENCE $300 MILLION MODIFIED "DUTCH AUCTION" SELF-TENDER OFFER

   SANDELL AGREES TO SUPPORT SYBASE DIRECTORS AND ABIDE BY CERTAIN STANDSTILL
                     PROVISIONS THROUGH 2009 ANNUAL MEETING

DUBLIN, CALIF., FEBRUARY 26, 2008 - Sybase, Inc. (NYSE: SY) and Sandell Asset Management Corp. ("Sandell"), which, together with its affiliates, owns approximately 6.0% of the Company's outstanding shares, today announced that they have reached an agreement which will avoid a proxy contest at Sybase's 2008 Annual Meeting of Stockholders.

Under the terms of the agreement, Sybase intends to commence a modified "Dutch auction" self-tender offer (the "Tender Offer") to purchase $300 million worth of its common stock at a price per share not less than $28.00 and not greater than $30.00. The tender offer is expected to be completed prior to the Company's Annual Meeting on April 15, 2008. Following the completion of the Tender Offer, Sybase will have a remaining share repurchase authorization of $82.9 million and the Company has agreed with Sandell to use reasonable best efforts to complete the repurchase of shares with this repurchase authorization prior to the Company's 2009 Annual Meeting.

Based on the mid-point of the Tender Offer price range, the $300 million Tender Offer represents approximately 11.6% of the Company's total market capitalization. The Tender Offer is expected to result in accretion to the Company's 2008 earnings per share. Including the Tender Offer, Sybase will have repurchased a total of $811 million of its common stock since 2004.

As part of the agreement, Sandell has agreed not to solicit proxies in connection with Sybase's 2008 Annual Meeting, to vote its shares in support of all of the Sybase Board's director nominees at the 2008 Annual Meeting and the 2009 Annual Meeting and to abide by certain standstill provisions through the completion of the 2009 Annual Meeting.

"We are pleased that this matter has been resolved in a manner that serves the best interests of all Sybase stockholders," said John Chen, chairman, CEO, and president of Sybase. "The tender offer is enabled by Sybase's strong, consistent cash flow and demonstrates our ongoing commitment to enhancing value for our stockholders. Our Board of Directors and management are focused on continuing our proven record of execution and building upon Sybase's leadership in the Unwired Enterprise market."

"We are pleased that we were able to work constructively with Sybase with the shared goal of enhancing shareholder value," said Thomas Sandell, founder and CEO of Sandell Asset Management Corp. "We believe this




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settlement is in the best interest of all shareholders and demonstrates a confidence on the part of management and the Board in the value of Sybase. We fully support the implementation of the tender offer."

The $300 million Tender Offer, which has been authorized by Sybase's Board of Directors, will be funded with available cash on hand.

The Sybase 2008 Annual Meeting of Stockholders will be held on Tuesday, April 15, 2008, beginning at 9:00 a.m. Pacific Time, at the Company's corporate headquarters located at One Sybase Drive, Dublin, California 94568. The record date for determining eligibility to vote at the 2008 Annual Meeting was February 15, 2008.

The complete agreement will be included as an exhibit in the Company's Form 8-K to be filed with the Securities and Exchange Commission.

ABOUT SYBASE, INC.
Sybase is the largest global enterprise software company exclusively focused on managing and mobilizing information from the data center to the point of action. Sybase provides open, cross-platform solutions that securely deliver information anytime, anywhere, enabling customers to create an information edge. The world's most critical data in commerce, finance, government, healthcare, and defense runs on Sybase. For more information, visit the Sybase Website at http://www.sybase.com.

ABOUT SANDELL ASSET MANAGEMENT
Sandell Asset Management Corp. is a multi-billion dollar global investment management firm, founded by Thomas E. Sandell, which focuses on global corporate events and restructurings throughout North America, Continental Europe, the United Kingdom, Latin America and the Asia-Pacific theatres. Sandell frequently will take an "active involvement" in facilitating financial or organization improvements accruing to the benefit of investors.


FORWARD-LOOKING STATEMENTS

Certain statements in this release concerning Sybase, Inc. and its expectations, including statements regarding the modified Dutch auction tender offer and Sybase's future financial performance, are forward-looking and involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward-looking statements include, but are not limited to the acceptance of the tender offer by Sybase stockholders; the performance of the global economy and growth in software industry sales; market acceptance of the company's products and services; customer and industry analyst perception of the company and its technology vision and future prospects; the success of certain business combinations engaged in by the company or by competitors; political unrest or acts of war; possible disruptive effects of organizational or personnel changes; and other factors described in Sybase, Inc.'s reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007.


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ADDITIONAL INFORMATION AND WHERE TO FIND IT


Sybase and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Sybase in connection with the election of directors and other matters proposed at Sybase's 2008 Annual Meeting of Stockholders. Information regarding the interests, if any, of these directors and executive officers in these matters is set forth in the filing made by Sybase pursuant to Rule 14a-12 of the Securities Exchange Act on January 24, 2008.

In connection with its 2008 Annual Meeting of Stockholders, Sybase will distribute a definitive proxy statement to stockholders. In addition, Sybase files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). You are urged to read the proxy statement and other information when they become available because they contain important information about Sybase and the proposals presented at the 2008 Annual Meeting of Stockholders. These documents are available free of charge at the SEC's web site at www.sec.gov or from Sybase at WWW.SYBASE.COM.

This communication is for information purposes only and is not an offer to purchase or the solicitation of an offer to sell any common stock. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders promptly following commencement of the offer. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the tender offer statement and other filed documents relating thereto that will be filed by the Company with the U.S. Securities and Exchange Commission at the Commission's website at WWW.SEC.GOV. When available, stockholders also may obtain a copy of these documents, free of charge, from the Company's information agent to be appointed in connection with the offer. Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

Sybase is a trademark of Sybase, Inc., or its subsidiaries. All other names may be trademarks of the companies with which they are associated.


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FOR SYBASE, INC:                                   FOR SANDELL ASSET MANAGEMENT:

FINANCIAL INQUIRIES:                               Thomas Sandell, 212-603-5700
--------------------
Charlie Chen, 925-236-6015
charles.chen@sybase.com

Lynne Farris, 925-236-8797
lynne.farris@sybase.com


PRESS INQUIRIES:
----------------
Mark Wilson, 925-236-4891
mark.wilson@sybase.com